77Q1: Exhibits

(a) 		Articles Supplementary dated March 3, 2005 filed as
Exhibit (a)(9) to Post Effective Amendment No. 30 to 	the
Registrant's Registration Statement on Form N-1A filed on
March 4, 2005 (Accession No. 0001193125-	05-042852)

(b)		Not applicable.

(e)(1) 	Investment Management Agreement, between Forward
Management, LLC and the Forward Funds, Inc. (the "Company") on behalf of the Forward Legato Fund filed as Exhibit
(d)(5) to Post Effective Amendment No. 31 to the
Registrant's Registration Statement on Form N-1A, filed on
March 7, 2005 (Accession No. 0001193125-05-043515)

(2)	Investment Management Agreement, between Forward
Management, LLC and the Company on behalf of the Funds dated May 1, 2005 filed herewith as Forward Funds, Inc.
Amended and Restated Investment Management Agreement.

	(3)	Investment Sub-Advisory Agreement between Riverbridge
Partners, LLC, Forward Management, LLC and the Company on behalf of Forward Legato Fund filed as Exhibit (d)(14) to Post Effective Amendment No. 32 to the Registrant's
Registration Statement on Form N-1A, filed on April 29,
2005 (Accession No. 0001193125-05-043515)

	(4)	Investment Sub-Advisory Agreement between Conestoga Capital
Advisors, LLC, Forward Management, LLC and the Company on behalf of Forward Legato Fund filed as Exhibit (d)(15) to Post Effective Amendment No. 32 to the Registrant's
Registration Statement on Form N-1A, filed on April 29,
2005 (Accession No. 0001193125-05-043515)

	(5)	Investment Sub-Advisory Agreement between Netols Asset
Management, Inc., Forward Management, LLC and the Company on behalf of Forward Legato Fund filed as Exhibit (d)(16) to Post Effective Amendment No. 32 to the Registrant's
Registration Statement on Form N-1A, filed on April 29,
2005 (Accession No. 0001193125-05-043515)

(6)	Investment Sub-Advisory Agreement between Forward Uniplan
Advisors, Inc., Forward Management, LLC and the Company on behalf of Forward Sierra Club Stock Fund dated May 1, 2005 filed herewith as Uniplan Investment Sub-Advisory Agreement
Forward Funds, Inc. Investment Sub-Advisory Agreement.

(g) 	Not Applicable.




77Q1(e)(2)
FORWARD FUNDS, INC.
AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, effective as of May 1, 2005, between Forward Management, LLC ("Forward Management" or the "Investment Advisor") and Forward Funds, Inc. (the "Corporation") on behalf of the series of the Corporation listed on Exhibit A (the "Funds").
WHEREAS, the Corporation is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Funds are series of the Corporation; and

WHEREAS, the Investment Advisor is registered as an
investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and
	NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Corporation and the Investment Advisor as follows:
1.	Appointment. The Investment Advisor is hereby
appointed to act as investment adviser to the Funds for the periods and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation
herein provided.
2.	Investment Advisory Duties. Subject to the supervision
of the Directors of the Corporation, the Investment Advisor
will: (a) provide a program of continuous investment management for the Funds with regard to the Funds' investment of their assets (the "Portfolios") in accordance with the Funds'
investment objectives, policies and limitations as stated in the Funds' prospectus and statement of additional information included as part of the registration statement (the
"Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), as they may be amended from time to time, copies of which shall be provided to the Investment
Advisor by the Corporation; (b) make investment decisions for the Funds with regard to the Portfolios, including, but not limited to, the selection and management of investment sub-advisers for the Funds, in which case any of the duties of the Investment Advisor set forth herein may be delegated to such investment sub-advisers subject to approval by the Board of Directors; (c) if investment sub-advisers are appointed with respect to the Funds, monitor and evaluate the performance of the investment sub-advisers under their respective sub-advisory agreements in light of the investment objectives and policies of the respective Fund, and render to the Directors such periodic and special reports related to such performance monitoring as the Directors may reasonably request, and analyze and recommend changes in investment sub-advisers as the Investment Advisor may deem appropriate; (d) place orders to purchase and sell investments in the Portfolios for the Funds; and (e) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 2.
In performing its investment management services to the
Funds under the terms of this Agreement, the Investment Advisor will provide the Funds with ongoing investment guidance and policy direction.
The Investment Advisor further agrees that, in performing
its duties hereunder, it will:
(a)	comply with the 1940 Act and all rules and regulations
thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Directors;
(b)	use reasonable efforts to manage the Portfolios so that
the Funds will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;
(c)	place orders pursuant to its investment determinations for
the Funds in accordance with applicable policies expressed in the Funds' Prospectus and/or Statement of Additional
Information, established through written guidelines determined by the Corporation and provided to the Investment Advisor, and in accordance with applicable legal requirements;
(d)	furnish to the Corporation whatever statistical
information the Corporation may reasonably request with respect to the Portfolios. In addition, the Investment Advisor will keep the Corporation and the Directors informed of developments materially affecting the Portfolios and shall, on the Investment Advisor's own initiative, furnish to the Corporation from time to time whatever information the Investment Advisor believes appropriate for this purpose;
(e)	make available to the Corporation's administrator, PFPC
Inc. (the "Administrator"), and the Corporation, promptly upon their request, such copies of its investment records and ledgers with respect to the Portfolios as may be required to assist the Administrator and the Corporation in their compliance with applicable laws and regulations. The Investment Advisor will furnish the Directors with such periodic and special reports regarding the Funds as they may reasonably request;
(f)	meet quarterly with the Corporation's Board of Directors
to explain its investment management activities, and any reports related to the Portfolios as may reasonably be requested by the Corporation;
(g)	immediately notify the Corporation in the event that the
Investment Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Investment Advisor from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Investment Advisor further agrees to notify the Corporation immediately of any material fact known to the Investment Advisor respecting or relating to the Investment Advisor that is not contained in the Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect; and
(h)	in making investment decisions for the Portfolios, use no
material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Investment Advisor seek to obtain any such information.
3.	Investment Guidelines. The Corporation shall supply
the Investment Advisor with such information as the Investment Advisor shall reasonably require concerning the Funds'
investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Portfolios.
4.	The Investment Advisor is responsible for decisions to
buy and sell securities and other investments for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Advisor's primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Registration Statement, or other factors that may be specified by the Board. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Investment Advisor in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or other applicable law, the Investment Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Investment Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Investment Advisor's overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with
Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and
Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Investment Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to the Investment Advisor if it is registered as a broker-dealer with the Securities and Exchange Commission ("SEC"), to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Fund, the
Investment Advisor or an affiliate of the Investment Advisor.
Such allocation shall be in such amounts and proportions as the Investment Advisor shall determine consistent with the above standards, and the Investment Advisor will report on said allocation regularly to the Board if and as required under applicable law or regulation, indicating the broker-dealers to which such allocations have been made and the basis therefor.
5.	Compensation. For its investment advisory services
specified in Section 2 of this Agreement, the Corporation agrees to pay annual fees to the Investment Advisor equal to the amounts listed opposite the respective Fund on Exhibit A. Fees shall be computed and accrued daily and paid monthly based on the average daily net asset value of shares of the Funds as determined according to the manner provided in the then-current prospectus of the Funds. The Investment Advisor shall be responsible for compensating any investment sub-advisers employed by the Funds.
6.	Fees and Expenses.  The Investment Advisor shall not
be required to pay any expenses of the Funds other than those specifically allocated to the Investment Advisor in this Agreement. In particular, but without limiting the generality of the foregoing, the Investment Advisor shall not be
responsible for the following expenses of the Funds:
organization and certain offering expenses of the Funds
(including out-of-pocket expenses, but not including the Investment Advisor's overhead and employee costs in providing the services specified in Section 2 of this Agreement); fees payable to the Investment Advisor and to any other of the Funds' advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Corporation in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Corporation's officers and employees; fees and expenses of the Funds' Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Funds; expenses of establishing or implementing the Funds' compliance program; expenses, salaries, or other costs of any officers of the Corporation, including, but not limited to any officers of the Funds who may also be officers, employees, or other affiliates of the Investment Advisor; payments to the Administrator for maintaining the Funds' financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Funds; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Funds for sale; freight, insurance and other charges in connection with the shipment of the Funds' portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Funds, or of entering into other transactions or engaging in any investment practices with respect to the Funds; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Funds' businesses) of officers, directors and employees of the Corporation with respect to
matters concerning the Funds (including officers, directors or employees of the Corporation who are "interested persons" of the Investment Advisor) as may be agreed upon between the
Corporation and the Investment Advisor.
Notwithstanding anything herein to the contrary, the Investment Advisor may, if requested: (a) furnish to the Funds the services of its employees and agents in the management and conduct of the corporate business and affairs of the Corporation, provided that the Investment Advisor may be compensated for providing such services as agreed to between the Investment Advisor and the Corporation from time to time pursuant to a support services or similar agreement; (b) provide the services of its officers or employees as officers or administrative executives of the Corporation (including but not limited to the Chief Compliance Officer of the Corporation and any compliance staff) and the services of any Directors of the Corporation who are "interested persons" of the Corporation or its affiliates, as that term is defined in the 1940 Act, subject in each case to their individual consent to serve and to applicable legal limitations, provided that the Investment Advisor may be compensated for providing such services as agreed to between the Investment Advisor and the Corporation from time to time pursuant to a support services or similar agreement; and (c) provide office space, secretarial and clerical services and wire and telephone services, and monitor and review Corporation contracted services and expenditures pursuant to the distribution plans of the
Funds, provided that, other than with respect to the services specified in Section 2(e) of this Agreement, the Investment Advisor may be compensated for providing such services as agreed to between the Investment Advisor and the Corporation from time to time pursuant to a support services or similar agreement.
7.	Books and Records. The Investment Advisor agrees to
maintain such books and records with respect to its services to the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Investment Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Corporation and will be surrendered promptly to the Corporation upon its request. The Investment Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations.
8.	Aggregation of Orders. Provided the investment
objectives, policies and restrictions of the Funds are adhered to, the Corporation agrees that the Investment Advisor may aggregate sales and purchase orders of securities held in the Funds with similar orders being made simultaneously for other accounts managed by the Investment Advisor or with accounts of the affiliates of the Investment Advisor, if in the Investment Advisor's reasonable judgment such aggregation shall result in an overall economic benefit to the respective Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Corporation acknowledges that the determination of such economic benefit to the Funds by the Investment Advisor represents the Investment Advisor's evaluation that the Funds are benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.
9.	Liability. The Investment Advisor shall not be liable
to the Corporation for the acts or omissions of any other fiduciary or other person respecting the funds or for anything done or omitted by the Investment Advisor under the terms of this Agreement if the Investment Advisor shall have acted in good faith and shall have exercised the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios. Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law.
10.	Services Not Exclusive. It is understood that the
services of the Investment Advisor are not exclusive, and that nothing in this Agreement shall prevent the Investment Advisor from providing similar services to other investment companies or to other series of investment companies, including the
Corporation (whether or not their investment objectives and policies are similar to those of the Funds) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Investment Advisor's ability to meet its obligations to the Funds hereunder. When the Investment Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Investment Advisor recommends the purchase or sale of the same security for the Funds, it is understood that in light of its fiduciary duty to the Funds, such transactions will be executed on a basis that is fair and equitable to the Funds. If the Investment Advisor provides any advice to its clients concerning the shares of the Funds, the Investment Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Corporation or the Funds.
11.	Duration and Termination. This Agreement shall
continue with respect to each of the Funds, until December 31, 2005, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of a Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act)
of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated:
(a) at any time without penalty with respect to a Fund upon the vote of a majority of the Directors or by vote of the majority of that Fund's outstanding voting securities, upon sixty (60) days' written notice to the Investment Advisor or (b) by the Investment Advisor at any time without penalty, upon sixty (60) days' written notice to the Corporation. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Investment Advisor on behalf of the Funds at the time of such termination. The Investment Advisor shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.
12.	Amendments. This Agreement may be amended at any time
but only by the mutual agreement of the parties, and consistent with the requirements of the 1940 Act..
13.	Proxies. Unless the Corporation gives written
instructions to the contrary, the Investment Advisor shall vote all proxies solicited by or with respect to the issuers of securities in the Portfolios. The Investment Advisor shall maintain a record of how the Investment Advisor voted and such record shall be available to the Corporation upon its request.
The Investment Advisor shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Funds' shareholders.
14.	Notices. Any written notice required by or pertaining
to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.
If to the Corporation:
Forward Funds, Inc.:
433 California Street, Suite 1100
San Francisco, CA 94104
If to the Investment Advisor:
Forward Management, LLC
433 California Street, Suite 1100
San Francisco, CA 94104
15.	Confidential Information. The Investment Advisor shall
maintain the strictest confidence regarding the business affairs of the Funds. Written reports furnished by the Investment
Advisor to the Corporation shall be treated by the Corporation and the Investment Advisor as confidential and for the exclusive use and benefit of the Corporation except as disclosure may be required by applicable law.
16.	Use of Names. It is understood that the names "Forward
Funds, Inc.," "Forward Management," and "Forward Funds" or any derivative thereof or logo associated with those names are the valuable property of the Investment Advisor and its affiliates, and that the Fund and/or the Fund have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue with respect to such Fund and/or Fund. Upon termination of this Agreement, the Fund (or Fund) shall forthwith cease to use such names (or derivatives or logos) and, in the case of the Fund, shall promptly amend its Articles of Incorporation to change its name (if such name is included therein) and remove Forward Funds logos.
17.	Corporation Obligation.  A copy of the Corporation's
Articles of Incorporation, as amended, is on file with the State of Maryland and notice is hereby given that this Agreement has been executed on behalf of the Corporation by a Director or officer of the Corporation in his or her capacity as such and not individually.  The obligations of this Agreement shall only be binding upon the assets and property of the Corporation and shall not be binding upon any director, officer or shareholder of the Corporation individually. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Fund shall be enforceable against the assets and property of that Fund only, and not against the assets or property of any other series of the Corporation, or against any of the Directors, officers, employees or shareholders of the Corporation individually.
18.	Miscellaneous.
(a)	This Agreement shall be governed by the laws of the
State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the
Advisers Act, or rules or orders of the SEC thereunder.
(b)	Concurrently with the execution of this Agreement, the
Investment Advisor is delivering to the Corporation a copy of
Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Corporation hereby acknowledges receipt of such copy.
(c)	The captions of this Agreement are included for
convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(d)	If any provision of this Agreement shall be held or
made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(e)	Nothing herein shall be construed as constituting the
Investment Advisor as an agent of the Corporation or the Funds.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2005.

FORWARD FUNDS, INC.

By:    /s/ J. Alan Reid, Jr.
Name:  J. Alan Reid, Jr.
Title: President

FORWARD MANAGEMENT, LLC

By:    /s/ Jeremy W. Deems
Name:  Jeremy W. Deems
Title: Chief Financial Officer



                               EXHIBIT A

         FUND                                     ADVISORY FEE

Forward Hoover Small Cap Equity Fund                 1.05%
Forward Global Emerging Markets Fund                 1.25%
Forward Hansberger International Growth
   Fund                                  0.85% up to $50 million
                                         0.75% over $50 million up to
                                               $100 million
                                         0.65% over $100 million up to
                                               $250 million
                                         0.60% over $250 million up to
                                               $500 million
                                         0.55% over $500 million
Forward International Small Companies Fund          1.00%
Forward Uniplan Real Estate Investment Fund   0.85% up to $100 million
                                              0.80% over $100 up to $500
                                                    million
                                         0.70% over $500 million
Forward Hoover Mini-Cap Fund                         1.05%
Forward Legato Fund                        1.00% up to $500 million
                                          0.85% over $500 million
Sierra Club Stock Fund                               1.00%
Sierra Club Equity Income Fund                       0.94%



77Q1(e)(6)
             UNIPLAN INVESTMENT SUB-ADVISORY AGREEMENT
                       FORWARD FUNDS, INC.
                 INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of May 1, 2005, among Forward Uniplan
Advisors, Inc. (the "Sub-Adviser"), Forward Management, LLC (the
"Adviser") and Forward Funds, Inc. (the "Company"), on behalf of the Sierra Club Equity Income Fund (the "Equity Income Fund"), a series of the Company.

WHEREAS, the Company is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, and the Fund is a series of the Company; and

WHEREAS, the Adviser has been retained by the Company to provide investment advisory services to the Fund with regard to the Fund's investments as further described in the Company's registration statement on Form N-1A (the "Registration Statement") and pursuant to an Investment Management Agreement dated December 31, 2002
("Investment Management Agreement"); and

WHEREAS, the Adviser has entered into a Securities Industry Licensing Agreement dated August 19, 2002 with the Sierra Club (the "Sierra
Club Agreement") to operate certain mutual funds that use the Sierra Club's investment screen, marks and other content; and

WHEREAS, the Fund has been organized to serve as one of the first exclusive environmentally branded mutual fund products of the Company for which the investment activities will be conducted in a manner consistent with the principles and standards espoused by the Sierra Club; and

WHEREAS, the Company's Board of Directors (the "Directors"), including a majority of the directors who are not "interested persons," as defined in the 1940 Act, and the Fund's stockholders have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Company, on behalf of the Fund pursuant to this Sub-Advisory Agreement and as described in the Registration Statement and the Sub-Adviser is willing to perform such services for the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Company and the Sub-Adviser as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser to perform advisory services to the Fund for the periods and on the terms set forth in this Sub-Advisory Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.


2. Investment Advisory Duties. Subject to the supervision of the Directors and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below, (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund. The Sub-Adviser will provide the Adviser with a list of any potential investments not already on the then-current list of Environmentally Qualified Investments, as defined below. The Adviser will then evaluate those potential investments using applicable environmental screens and other criteria used by the Adviser or required by the Sierra Club for the purpose of preliminarily determining which investments the Adviser believes are acceptable. The Adviser will then submit those preliminary investments to the Sierra Club to review and approve or reject based on the Sierra Club's application of its proprietary environmental screens and criteria. The investments that pass the Adviser's and the Sierra Club's environmental screening for use by the Sub-Adviser are referred to as "Environmentally Qualified Investments." In performing its sub-advisory responsibilities under this Agreement for the Fund, the Sub-Adviser agrees to manage the Fund's investments according to the Fund's investment objectives, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information included as part of the Fund's then-current Registration Statement filed with the Securities and Exchange Commission, as it may be amended from time to time (the "Registration Statement"). The Sub-Adviser agrees to select among only those investments contained on the then-current list of Environmentally Qualified Investments, or investments that are government securities (within the meaning of Section 2(a)(16) of the 1940 Act, "Government Securities"). The Adviser agrees to make available to the Sub-Adviser an updated list of Environmentally Qualified Investments, which may be revised from time to time, promptly after the list is revised. Notwithstanding anything to the contrary in this paragraph, the Sub-Adviser will submit to the Adviser for consideration or purchase only those potential investments that the Sub-Adviser reasonably believes in good faith are not environmentally offensive.

In performing its investment management services to the Fund under the terms of this Agreement, the Sub-Adviser will provide the Fund with ongoing investment guidance and policy direction.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the U.S. Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors, as they may be amended from time to time, copies of which shall be provided to the Sub-Adviser by the Adviser promptly after adoption by the Directors;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect or decisions made by any other person;

(c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund's then-current Prospectus and/or Statement of Additional Information, established through written guidelines determined by the Fund and provided in writing to the Sub-Adviser;

(d) furnish to the Company and the Adviser whatever statistical information and other reports the Company or the Adviser may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Sub-Adviser will keep the Adviser informed of developments that, in the Sub-Adviser's reasonable judgment, materially affect the Fund's portfolios and shall, on the Sub-Adviser's own initiative, furnish to the Adviser from time to time whatever information the Sub-Adviser believes appropriate for this purpose;

(e) make available to the Fund's administrator, PFPC Inc. (the "Administrator"), the Adviser and the Company, promptly upon their request and at the reasonable expense of the Company, such copies of their investment records and ledgers with respect to the Fund as may be required to assist the Adviser, the Administrator and the Company in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Directors, the Administrator, the Adviser and the Company with such periodic and special reports regarding the Fund as they may reasonably request;

(f) meet quarterly with the Adviser and the Company's Board of Directors to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Adviser and/or the Company;

(g) immediately notify the Adviser and the Company if the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Sub-Advisory Agreement; or
(2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Sub-Adviser further agrees to notify the Company and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(h) immediately notify the Adviser if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a "material adverse change" shall include, but is not limited to, the termination or failure to renew advisory contracts within any six-month period with the Sub-Adviser with respect to 20% or more of its assets under management, or the departure of senior investment professionals involved in the Sub-Adviser's investment management activities under this Agreement to the extent such professionals are not replaced promptly with professionals of comparable experience and quality; and

(i) in making investment decisions for the Fund, not knowingly use material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information.

3. Futures and Options. The Sub-Adviser's investment authority shall include, to the extent permitted under Section 2, the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

The Sub-Adviser is authorized to: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the names of the Fund; and (ii) execute for and on behalf of the Fund's Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

4. Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Company or the Adviser shall promptly supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably require or request concerning the Fund's investment policies, restrictions, limitations, tax positions, liquidity requirements and other information useful in managing the Fund's investments.

The Sub-Adviser, from time to time in its discretion, may suggest additional securities and issuers to the Adviser. Notwithstanding anything to the contrary in this paragraph, the Sub-Adviser will submit to the Adviser for consideration only those potential investments that the Sub-Adviser reasonably believes in good faith are not environmentally offensive. The Adviser will inform the Sub-Adviser as to the appropriateness of such investments for addition to the list of Environmentally Qualified Investments.

5. Representations, Warranties and Covenants of the Company, Adviser and Sub-Adviser. The Company represents, warrants and covenants that
(i) a copy of its Registration Statement together with all amendments thereto, is on file in the office of the U.S. Securities and Exchange Commission, (ii) the appointment of the Adviser has been duly authorized, (iii) the appointment of the Sub-Adviser has been duly authorized, and (iv) it has acted and will continue to act in conformity with all applicable laws.

The Adviser represents, warrants and covenants that (i) it is authorized to perform the services herein, (ii) the appointment of the Sub-Adviser has been duly authorized, and (iii) it has and will continue to act in conformity with all applicable laws.

The Sub-Adviser represents and warrants that (i) it is registered as an investment adviser with the SEC, and (ii) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

6. Use of Securities Brokers and Dealers. Purchase and sale orders will be placed with brokers that are selected by the Sub-Adviser as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

Neither the Sub-Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund, except as may be permitted under the 1940 Act. Unless otherwise directed by the Company or the Adviser in writing, the Sub-Adviser may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

7. Compensation. For the services specified in this Agreement, the Company agrees to pay compensation to the Sub-Adviser equal to an annual rate specified below for the Fund's assets managed by the Sub-Adviser (the "Sub-Advisory Fee"). The Sub-Advisory Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

TOTAL ASSETS OF THE FUND                              EQUITY INCOME
MANAGED BY THE SUB-ADVISER                             FUND ASSETS
(ANNUAL RATES APPLY TO THE                            (ANNUAL RATES)
PORTION OF ASSETS AT THE
CORRESPONDING LEVEL)

Less than $100 million                                    0.41%
$100 million to less than $250 million                    0.32%
$250 million to less than $500 million                    0.27%
$500 million and over                                     0.24%

8. Fees and Expenses. The Sub-Adviser shall not be required to pay any expenses of the Fund other than those specifically allocated to the Sub-Adviser in this Section 8. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible for the following expenses of the Fund: organization and offering expenses of the Fund; fees payable to the Sub-Adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Company's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the administrator for maintaining the Fund's financial books and records and calculating daily net asset values; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; and the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, directors and employees of the Company.

9. Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Company upon its request except that the Sub-Adviser may retain copies of such documents. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested by such authorities in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

10. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledge that the determination of such economic benefit to the Fund by the Sub-Adviser represents the Sub-Adviser's evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

11. Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Company, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.

Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Company, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Company, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Company, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the "Indemnified Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Company or Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act") or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Company, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12. Limited Exclusivity. The Sub-Adviser agrees that it will not provide similar services to any other mutual fund which holds itself out to the public as "Environmentally Qualified" or otherwise "Socially Responsible" within the common meanings of those terms. Other than that, it is understood that the services of the Sub-Adviser are not exclusive, and that nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Company (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser's ability to meet its obligations to the Fund hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. If the Sub-Adviser provides any advice to its clients concerning the shares of the Fund, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Company or the Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13. Materials. The Adviser shall not publish or distribute or allow the Fund to publish or distribute any advertising or promotional material regarding the provision of investment advisory services by the Sub-Adviser pursuant to this Agreement, without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld or delayed. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser at least three business days before filing of same with any regulatory authority and afforded the opportunity to comment thereon. The Company agrees to make any changes to the information in any Registration Statement with respect to the Sub-Adviser as may be necessary so that there are no untrue statements of a material fact or omissions to state a material fact regarding the Sub-Adviser and its duties with respect to the Fund.

The Sub-Adviser shall not use any proprietary markings or materials of the Sierra Club, including, without limitation, the Sierra Club Marks (as defined below), without the prior written approval of the Adviser and the Sierra Club. "Sierra Club Marks" means the Sierra Club's trademarks (including wordmarks, designs and logos), service marks, tradedress, taglines and tradenames used, adopted or otherwise protected by the Sierra Club.

14. Duration and Termination. This Agreement shall continue until December 31, 2006, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon no more than sixty (60) and no fewer than twenty-five (25) days' written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon no more than sixty (60) and no fewer than twenty-five (25) days' written notice to the Sub-Adviser or (c) by the Sub-Adviser at any time without penalty, upon no more than sixty (60) and no fewer than thirty (30) days' written notice to the Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940
Act).

The Agreement will terminate automatically if the Investment Management Agreement terminates with respect to the Fund. The Adviser agrees to immediately notify the Sub-Adviser of the giving of or receipt of a notice with respect to the termination of the Investment Management Agreement with respect to the Fund, or, in the case of an automatic termination of that Agreement, the Adviser agrees to immediately notify the Sub-Adviser of that termination.

Further, the Adviser may terminate this Agreement upon the instruction or request by the Sierra Club at any time, notwithstanding the notice period stated above, based on past, present or future conduct of the Sub-Adviser in respect of environmental issues that the Sierra Club determines (i) constitutes a Termination Default (as defined below), (ii) violates Sierra Club environmental principles or standards, or (iii) results in an affiliation, relationship or dealings with an entity engaged in conduct, acts or omissions that are environmentally offensive in the judgment of the Sierra Club.

Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Sub-Adviser on behalf of the Fund at the time of such termination. The Sub-Adviser shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

"Termination Default" means (a) the purchase by the Fund of a security, other than a Government Security, (i) issued by an entity that was not on the then-current list of Environmentally Qualified Investments provided to the Sub-Adviser at or before the time of purchase, or (ii) not included among securities the Sierra Club or the Adviser has otherwise indicated in writing would be added to such a list, if such purchase of a security under (i) or (ii) is not promptly cured at no cost to the Fund within thirty (30) days after the Sub-Adviser receives notice of that improper purchase, or (b) except to the extent the Sub-Adviser has taken reasonable efforts to dispose of the affected security, the continued holding by the Fund of a security, other than a Government Security, issued by an entity that the Sierra Club has removed from the list of Environmentally Qualified Investments, provided the Sierra Club or the Adviser has given thirty (30) days' prior written notice of such removal to the Sub-Adviser, if any such holding after removal from the list is not promptly cured at no cost to the Fund, or (c) events that are part of a sequence of violations of these prohibitions.

If there occurs an affiliation, relationship or dealing by the Sub-Adviser with an entity engaged in conduct, acts or omissions that are environmentally offensive in the judgment of the Sierra Club, and the Sierra Club gives the Adviser notice that the Sierra Club intends to exercise (or has exercised) its right to withdraw the license under the Sierra Club Agreement with respect to the Fund or the Sub-Adviser, the Adviser agrees to promptly notify the Sub-Adviser accordingly. After the Sub-Adviser receives that notice, the Sub-Adviser shall have the choice to do either of the following: (a) give written notice to the Adviser of termination of this Agreement with respect to the Fund at least twenty-five (25) days in advance, which will so terminate this Agreement at the conclusion of that 25-day period; or (b) waive its Sub-Advisory Fee with respect to the Fund and/or remit to Adviser amounts equal to the compensation payable by the Adviser to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which will be either the compensation that otherwise would have been payable by the Adviser to the Sierra Club for one (1) year had no termination occurred (based on assets upon termination), or the compensation payable by the Adviser to the Sierra Club under the Sierra Club Agreement with respect to a withdrawal of the license for that reason, which is one-half of the compensation that otherwise would have been payable by the Adviser to the Sierra Club for the term of the Sierra Club Agreement with respect to the Fund.

Subject to subparagraph (a) above, these requirements to waive the Sub-Advisory Fee and/or pay the Adviser as a result of the termination of this Agreement shall survive the termination of this Agreement.

15. Amendments. This Agreement may be amended at any time but only by the mutual agreement of the parties and, to the extent required by the 1940 Act, subject to receipt of requisite stockholder approval by the Company or applicable Fund.

16. Proxies. Unless the Company gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities held by the Fund. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Company upon its request. The Sub-Adviser agrees to seek instructions from the Adviser (or its delegate) with respect to how it shall vote proxies a reasonable period before it is required to vote them. The Sub-Adviser acknowledges that it will be instructed to vote proxies in a manner that the Adviser believes best serves the interests of the Fund's shareholders and that is consistent with the principles and standards espoused by the Sierra Club.

17. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Company:

Forward Fund, Inc.
433 California Street, Suite 1010
San Francisco, CA  94104

If to the Sub-Adviser:

Forward Uniplan Advisors, Inc.
23909 W. Overson Road
Union Grove, WI 53182

If to the Adviser:

Forward Management, LLC
433 California Street, Suite 1010
San Francisco, CA 94104

18. Confidential Information. The Sub-Adviser shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Sub-Adviser to the Company and the Adviser shall be treated by all of the parties as confidential and for the exclusive use and benefit of the Company and the Fund except as disclosure may be required by applicable law. Further, the Sub-Adviser shall not specifically disclose the list of Environmentally Qualified Investments to any third party without the express written permission of the Adviser and the Sierra Club, except as shall be required by law and, if reasonably possible, with prior notice to the Adviser and the Sierra Club.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Company (a) all records and other information relative to the Fund and their prior, present or potential shareholders (and clients of said shareholders) and (b) any Nonpublic
Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P)", promulgated under the Gramm-Leach-Bliley Act (the "Act"), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Company, Regulation S-P or the Act, except after prior notification to and approval in writing by the Company. Such written approval shall not unreasonably be withheld by the Company and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company. The Sub-Adviser may share the confidential and nonpublic information covered by this paragraph with its employees and affiliates to the extent reasonably necessary to perform its duties under this Agreement.

19. Third Party Beneficiary. The Adviser and Sub-Adviser agree that the Sierra Club is a third party beneficiary to this Agreement.

20. Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) Concurrently with the execution of this Agreement, the Sub-
Adviser is delivering to the Adviser and the Company a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Company hereby acknowledge receipt of such copy.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2005.

FORWARD FUNDS, INC.

By:     /s/ J. Alan Reid, Jr.
Name:   J. Alan Reid, Jr.
Title:  President

FORWARD UNIPLAN ADVISORS, INC.

By:     /s/ Richard Imperiale
Name:   Richard Imperiale
Title:  President

FORWARD MANAGEMENT, LLC

By:     /s/ J. Alan Reid, Jr.
Name:   J. Alan Reid, Jr.
Title:  President